Exhibit 99.1

News Release For Immediate Release

Catasys Appoints Industry Veteran Rob Rebak to Board of Directors

Los Angeles, CA – July 18, 2019 – Catasys, Inc. (NASDAQ: CATS) (“Catasys” or the “Company”), a leading AI and technology-enabled healthcare company, today announced the appointment of Mr. Robert L. Rebak to its Board of Directors, replacing Mr. Richard J. Berman. The number of Board members remains at seven.

Mr. Terren Peizer, Chairman and CEO of Catasys, stated, “We are very pleased to welcome Rob to Catasys’ Board of Directors. Rob brings 30 years of experience in the healthcare industry, 20 of which have been spent leading several high-growth digital and tech-enabled health companies. Rob’s extensive industry relationships and prominence within the industry, as well as his cumulative expertise as a proven operator and strategist at companies in the behavioral healthcare space, will serve us well as we look to accelerate our growth trajectory. We wish Richard well and thank him for his significant contributions to Catasys.”

Mr. Rebak stated, “I am excited to be joining the Catasys Board at a time when the importance of identifying and treating behavioral health conditions and the associated medical consequences are vital to our healthcare system. I look forward to contributing my knowledge and industry relationships to advance the Company’s growth and objectives.”

Mr. Rebak currently serves as CEO of Forefront Telecare, a behavioral telehealth company serving seniors in rural health systems in 20 U.S. states, where he is responsible for company vision, strategy, growth, culture, and overall operating performance. He was previously President and CEO of AbleTo, a behavioral telehealth company serving adult health plan members nationwide, and Chairman and CEO of QualityHealth, a digital patient acquisition and engagement platform. Earlier in his career, Rob held commercial and leadership roles at Pfizer, Merck, and Bristol-Myers Squibb.

About Catasys, Inc.

Catasys, Inc. harnesses proprietary big data predictive analytics, artificial intelligence and telehealth, combined with human interaction, to deliver improved member health and validated outcomes and savings to health plans. Our mission is to help improve the health and save the lives of as many people as possible.

Catasys' integrated, technology-enabled OnTrak solution--contracted with a growing number of national and regional health plans--is designed to treat members with behavioral conditions that cause or exacerbate co-existing medical conditions such as diabetes, hypertension, coronary artery disease, COPD, and congestive heart failure, which result in high medical costs.

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Catasys has a unique ability to engage these members, who do not otherwise seek behavioral healthcare, leveraging proprietary enrollment capabilities built on deep insights into the drivers of care avoidance.

OnTrak integrates evidence-based psychosocial and medical interventions delivered either in-person or via telehealth, along with care coaching and in-market Community Care Coordinators who address the social determinants of health, including loneliness. The program improves member health and delivers validated cost savings to healthcare payers of more than 50 percent for enrolled members. OnTrak is available to members of several leading health plans in Alabama, California, Connecticut, Florida, Georgia, Illinois, Iowa, Kansas, Kentucky, Louisiana, Massachusetts, Mississippi, Missouri, Nebraska, New Jersey, North Carolina, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, West Virginia and Wisconsin.

Learn more at www.catasys.com.

Contacts

For Investors:

Catasys, Inc.
Ariel Davis

Phone: 310-444-4346

Email:    ariel@catasys.com

For Media:

Catasys, Inc.

Cathy Finley

Phone: 310-444-4308

Email:    cfinley@catasys.com